MJ FREEWAY

October 19, 2018

Dear Ray,

MJ Freeway is pleased to offer you an at-will employment position in our organization. We are excited about the potential that you bring to our company.

Your job title will be Chief Operations Officer. You will initially manage Client Services, Onboarding, and Professional Services Departments. You will report directly to Jessica Billingsley, Chief Executive Officer.

Although subject to change based on management decisions, your tasks will include but are not limited to:

Charter: *Provide strategic direction and guidance to Operations teams, ensuring high levels of employee satisfaction and compliance in product and service delivery, while ensuring client satisfaction and retention, to position the company for continued profitable growth.*

Priorities:

1. Innovation and Thought Leadership.

Serve as a thought leader for the business, driving innovation based on broad industry trends, technological advances in the industry, evolving customer needs, and solutions that enable the workforce to deliver world-class products and services. Develop mechanisms to share strategic insights and make innovation a sustained priority.

2. Operational Excellence.

Ensure operational execution of the business in alignment with industry standards and best practices, while delivering on financial targets essential to meet corporate performance goals. Report on the health of the organization on behalf of the executive leadership team for Key Performance Indicators (KPIs) and priority initiatives achievement.

3. Talent Development, Satisfaction and Culture.

Develop a strategic people plan for Operations to support scale and growth. Partner internally to hire, train, support, empower, recognize and retain a high caliber workforce. Define clear expectations, establish benchmarks for performance, and provide the right tools to support employee success and satisfaction. Act in accordance with and support the evolution of a cohesive corporate culture that supports employee and client satisfaction.

4. Paced Growth and Scale.

Partner with the executive leadership and Business Development teams to identify relevant opportunities for growth in alignment with company direction. Develop strategies, structures, and staffing models to ensure the pace of growth can be assimilated and the organization scales efficiently to meet the demands of the business.

5. Mergers and Acquisitions.

Partner with the executive leadership team to identify and evaluate acquisition candidates. Conduct intensive due diligence and develop a playbook and best practice for integration of acquired entities. Provide program management support of all integration activities, including alignment with former business owners if they integrate into the company's structure.

6. Service Portfolio and Strategy Alignment.

Engage actively with Business Development leaders and staff to rationalize the portfolio of solutions offered by the organization, ensuring they are complementary, align with the corporate brand, fit within the competitive model, and are profitable and sustainable. Expand the portfolio over time to support customer growth and strengthen penetration among existing customers. Monitor mix to drive profitable growth.

7. Internal Backoffice Support.

Empower operational efficiency company-wide through the effective leadership of all internal functional teams.

If you have any questions about your duties and responsibilities, please feel free to speak with your hiring manager or humanresources.

You will also be responsible for compliance with policies and procedures implemented by the company. Once you begin, you will be provided a copy of our policies and procedures. Since these policies and procedures are subject to change, we recommend you revisit them on a regular basis. Always feel free to speak with your supervisor or human resources if you have any questions.

Your initial compensation package includes an annual salary of $200,000, Profit Interest Units grant of 100,000 PIUs, and an additional grant of 100,000 PIUs within 3 months or the public company equivalent of PIUs. Based upon the goals and objectives agreed to in the performance development planning process with the Board and Chief Executive Officer, you may be eligible for a bonus. The bonus plan will be based on the formula determined by the company for that year.

You will also receive medical coverage through our company's employee benefit plan, and parking, and expense reimbursement within guidelines. Your salary and benefits are subject to change. You will be notified of any changes to your compensation or benefits.

I will send you certain documents for your review and signature via DocuSign. If you have any questions regarding the documents, please do not hesitate to ask. You will be required to sign the documents sent to you prior to your commencement of employment.

We look forward to your arrival at our company and the contributions we hope you will make to our growth. Please let me know if you have any questions or if I can do anything to make your arrival easier.

Sincerely,

Niko Nyenhuis
HR Manager